UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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RYMAN HOSPITALITY PROPERTIES, INC.

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Dear Stockholder:

In connection with our 2013 annual meeting of stockholders to be held on May 9, 2013, we are seeking your approval of, among other matters, the election of eight director nominees and the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. Each of these proposals is further described in our definitive proxy statement which was filed with the Securities and Exchange Commission on April 5, 2013.

We write to clarify certain matters with respect to the attendance of our board members at Board and committee meetings during 2012, as well as the non-audit related fees received by Ernst & Young during 2012. In the Proxy Report of Institutional Shareholder Services Inc. (ISS), ISS recommended that our stockholders vote against the election of Michael J. Bender, E. K. Gaylord II and Michael I. Roth based on concerns of ISS expressed in this report related to these individuals’ attendance at our Board and committee meetings during 2012, and ISS recommended a vote against each of the members of our audit committee that are continuing directors, Ralph Horn, Michael J. Bender and E. K. Gaylord II, for approving what ISS characterized in its report as an excessive amount of non-audit related services by Ernst & Young in 2012. In addition, in its report, ISS recommended a vote against the ratification of the Company’s independent registered public accounting firm, Ernst & Young, given the percentage of the total fees received by Ernst & Young during 2012 that constituted non-audit related fees as disclosed in our proxy statement.

In response to the concerns identified in ISS’s Proxy Report, we desire to clarify the matters noted above as set forth below.

Attendance at Board and Committees Meetings

In our proxy statement, we disclosed the percentage of meetings of the Board of Directors and, separately, each of the committees of the Board, attended by our directors. We desire to clarify such disclosure by disclosing the percentage of meetings of the Board and the committees of the Board attended by our directors on an aggregate basis, as well as certain additional information set forth below.

During 2012, each of the Company’s directors (including Messrs. Gaylord and Roth), with the exception of Mr. Bender, attended at least 75% of the meetings of the Board and the committee(s) on which he served in the aggregate.

Mr. Bender attended 73.7% of the meetings of the Board and the committee on which he served during 2012 in the aggregate, including seven of our 11 Board meetings and seven of our eight audit committee meetings (14 of 19 such meetings). Mr. Bender missed one of our Board meetings and one of our audit committee meetings that occurred on the same day as the result of international business travel required to be made by Mr. Bender in connection with his employment with Wal-Mart Stores, Inc. If Mr. Bender had been able to attend these Board and committee meetings, he would have attended greater than 75% of our Board and committee meetings in the aggregate during 2012. Moreover, Mr. Bender’s attendance at the meetings of the Board and the committee on which he served in the aggregate was 94.4% in 2011, 100% in 2010 and 90.5% in 2009.

Therefore, in light of the considerations described above, the Board continues to recommend that you vote “FOR” each of our director nominees, including Michael J. Bender, E. K. Gaylord II, and Michael I. Roth.

Non-Audit Related Fees Paid to Ernst & Young

As disclosed in our proxy statement, Ernst & Young received fees for tax services in 2012 of $2,063,199, which constituted approximately 56% of the total fees ($3,692,470) received by Ernst & Young during 2012 (these fees for tax services constituted all of the non-audit related services provided by Ernst & Young during 2012). Of these fees for tax services, approximately $1,642,000, or approximately 79.6% of the total tax fees, represented one-time tax planning and advisory services fees directly related to the Company’s conversion to a REIT. The remaining approximately $421,000 of these tax fees related to tax research, planning and other tax consulting services provided by Ernst & Young.

As noted above, a significant majority of the total tax fees paid by us in 2012 were directly related to the Company’s conversion to a REIT, which conversion became effective as of January 1, 2013, and which we believe was in the best interests of the Company and its stockholders. These REIT-related fees payable to Ernst & Young were one-time fees which arose out of the REIT conversion and which will not reoccur. Moreover, we believe that the selection of Ernst & Young to provide these REIT-related services, and the amount of fees paid to Ernst & Young to provide these services, was appropriate given Ernst & Young’s expertise and historical knowledge of the Company and its organizational structure, which proved critical in Ernst & Young’s rendering of these REIT-related services during 2012 and in our success in completing this REIT conversion.

Therefore, in light of the considerations described above, we believe that the non-audit related fees paid by us to Ernst & Young during 2012 were appropriate based on our unique circumstances in 2012, and the Board continues to recommend that you vote (1) “FOR” each of our director nominees, including Ralph Horn, Michael J. Bender, and E. K. Gaylord II, and (2) “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2013.

We look forward to seeing you at our annual meeting.

Sincerely,

Scott J. Lynn

Senior Vice President, Secretary &

General Counsel